Exhibit 99.1

Sun Hydraulics Opens Registered Office in Shanghai, Divests Interest in China Joint Venture

SARASOTA, FL—(Marketwire - January 07, 2011) - Sun Hydraulics Corporation (NASDAQ: SNHY) today announced it has established Sun Hydraulics China Co. Ltd, a registered office in Shanghai which becomes the Company’s primary operation in the country. Concurrently, Sun has completed the sale of its Chinese joint venture company, Sun Hydraulics Systems (Shanghai) Co, Ltd., to the joint venture partner, Links Lin. The joint venture company will become Sun’s first authorized distributor in China.

Commenting on the sale, Sun’s president and CEO Allen Carlson said, “Sun engaged in the joint venture in 1998 with Links Lin, the owner of our Taiwanese distributor. At that time, Links’ customers were moving to China from Taiwan and he saw an opportunity. Together, we developed a significant presence for Sun in China and over the past twelve years have been able to build brand awareness and a customer base.”

Continuing, Carlson explained, “China is a large and important market for Sun Hydraulics. The new office will help us to better serve the entire market, which is diverse and geographically spread out. Sun’s sales to China continue to positively impact our consolidated revenues and in 2010, approximately five percent of our sales came from China. We expect China will in the future continue to account for an increasing percentage of Sun’s consolidated sales as we add more distributors and system integrators in the country.”

“The JV was a perfect entry for Sun into the Chinese market,” Carlson concluded. “It provided us a base to establish our brand and capability while building momentum. And we couldn’t have asked for a better partner than Links Lin, whose family will continue to operate the distribution organization in Shanghai.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves, manifolds and integrated package solutions for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200